Exhibit 99.1

Draper Oakwood Technology Acquisition, Inc. Determines to Remove Voting Requirement as Condition to Exercise of Redemption Rights

December 11, 2018 07:00 AM Eastern Standard Time

NEW YORK--On December 6, 2018, Draper Oakwood Technology Acquisition, Inc. (the “Company”) (NASDAQ: “DOTA,” “DOTAU,” “DOTAR” and “DOTAW”) filed a definitive proxy statement/prospectus (the “Proxy Statement”) with the Securities and Exchange Commission related to its special meeting of stockholders to be held on December 19, 2018, to consider and vote upon, among other things, the approval of its previously announced proposed business combination with Reebonz Limited (the “Business Combination Proposal”). In order for stockholders of the Company to exercise their redemption rights, the Proxy Statement provided that stockholders must affirmatively vote either for or against the Business Combination Proposal (the “Voting Requirement”) in addition to following the instructions in the Proxy Statement in order to tender such shares and demand a pro rata portion of the funds held in the Company’s trust account.

The Company has determined to remove the Voting Requirement so that stockholders of the Company may redeem their shares without voting on the Business Combination Proposal. This means that stockholders who hold public shares on or before December 17, 2018 will be entitled to elect to have their public shares redeemed for cash in connection with the special meeting of stockholders whether or not they were holders as of the record date of December 5, 2018, and whether or not such shares are voted at the special meeting. In connection with this change, the Company will today file a proxy statement revision (“Proxy Statement Revision”) with the Securities and Exchange Commission. In order to properly exercise their redemption rights, holders of public shares will be required to submit their request for redemption prior to 5:00 p.m., Eastern Time, on December 17, 2018, and to otherwise follow the redemption instruction procedures set forth in the Proxy Statement, as revised by the Proxy Statement Revision, in order to tender such shares and demand a pro rata portion of the funds held in the Company’s trust account. Stockholders holding their shares in “street name” through brokers should provide instructions to their brokers as provided in the Proxy Statement.

The Company believes that this change in the redemption requirements provides stockholders with greater flexibility to redeem their public shares and simplifies the overall redemption process.

About Draper Oakwood

Draper Oakwood is a special purpose acquisition company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or similar business combination. On September 4, 2018, Draper Oakwood announced it had entered into a definitive agreement to combine with Reebonz Limited, an online marketplace and platform for buying and selling new and preowned luxury products in the Asia Pacific region.

Additional Information about the Transaction and Where to Find It

In connection with the proposed business combination with Reebonz Limited and other matters, the Company has filed a proxy statement with the SEC on December 6, 2018 and, on December 7, 2018 commenced mailing the definitive proxy statement and other relevant documents to its stockholders as of the December 5, 2018 record date for the special meeting. Investors and security holders of the Company are advised to read the definitive proxy statement and other relevant documents, including the Proxy Statement Revision, that have been or will be filed with the SEC in connection with the Company’s solicitation of proxies for its stockholders’ meeting to be held to approve the proposed business combination with Reebonz Limited, among other matters, because the definitive proxy statement and other documents contain important information about the proposed business combination with Reebonz Limited and the parties to the proposed business combination with Reebonz Limited. Stockholders may also obtain a copy of the definitive proxy statement, as well as other relevant documents that have been or will be filed with the SEC, without charge, at the SEC’s website at www.sec.gov or by directing a request to: Mr. Aamer Sarfraz, Draper Oakwood Technology Acquisition, Inc., c/o Draper Oakwood Investments, LLC, 55 East 3rd Ave., San Mateo, CA 94401, Tel. (713) 213-7061

If you have any questions or need assistance voting your shares, please call our proxy solicitor, Advantage Proxy at 1-877-870-8565 or 1-206-870-8565 or send an email to ksmith@advantageproxy.com.

Participants in the Solicitation

The Company, Reebonz Limited, DOTA Holdings Limited (a Cayman Islands exempted company) and their respective directors, executive officers and other members of their management and employees, under SEC rules, may be deemed to be participants in the solicitation of proxies of the Company’s stockholders in connection with the Business Combination and related transactions. Information regarding the persons who may, under SEC rules, be deemed participants in the solicitation of proxies to the Company’s stockholders in connection with the proposed business combination with Reebonz Limited, and a description of their direct and indirect interests, by security holdings or otherwise, is set forth in the definitive proxy statement for the proposed business combination with Reebonz Limited and the related transactions, which has been filed with the SEC. Information concerning the interests of the Company’s, Reebonz Limited’s and DOTA Holdings Limited’s participants in the solicitation, which may, in some cases, be different than those of the Company’s, Reebonz Limited’s and DOTA Holdings Limited’s stockholders generally, is also set forth in the definitive proxy statement/prospectus relating to the proposed business combination with Reebonz Limited and related transactions.

No Offer or Solicitation

This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which the offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Contacts

Draper Oakwood Technology Acquisition, Inc.
Aamer A. Sarfraz, 713-213-7061
aamer@draperoakwood.com